UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 31, 2015

INDEPENDENCE ENERGY CORP.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

000-54323

(Commission file number)

20-3866475

(I.R.S. Employer Identification No.)

219 Chemin Metairie Road, Youngsville, La 70592

(Address of principal executive offices)(Zip Code)

(337) 269-5933

(Company's telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07. Submission of Matters to a Vote of Security Holders.

  On July 31, 2015, our Board of Directors approved the following actions and directed they be submitted to our stockholders for approval by majority written consent in lieu of a special meeting of stockholders:

1.	The increase of our authorized shares of common stock from 375,000,000 shares of common stock to 450,000,000 shares of common stock, par value $0.001 per share.

2.	The authorization of up to 5,000 shares of preferred stock with a par value of $1,000.00 per share, which may be issued from time to time in one or more series by our Board of Directors with such powers, designations, preferences, privileges and other terms as may be determined by our Board of Directors.

3.	The change of our name to RedHawk Holdings Corp.

4.	The removal of the provisions in our Articles of Incorporation specifying (i) the names and addresses of our initial Board of Directors and Incorporator, which are no longer required to be specified in our Articles of Incorporation, and (ii) the size of our Board of Directors, which will now be specified in our Bylaws.

5.	The restatement of our Articles of Incorporation to reflect the aforementioned amendments.

  On July 31, 2015, Beechwood Properties, LLC and the Schreiber Living Trust, which collectively hold 184,510,752 shares of our common stock, or 51.24% of our total voting power, approved each of the above amendments and the restatement of our Articles of Incorporation by written consent in lieu of a meeting of stockholders. Our shares of common stock vote as a single class on all matters submitted to our stockholders, and each share is entitled to one vote. No proxy or consent of other stockholders was solicited in connection with this action.

  These amendments, and the restatement of our Articles of Incorporation, will not be effective until the Amended and Restated Articles of Incorporation is filed with the Secretary of State of the State of Nevada. A copy of the Amended and Restated Articles of Incorporation as approved by the majority stockholders is included as Appendix A to the definitive information statement we filed on July 31, 2015 pursuant to Regulation 14C promulgated under the Securities Exchange Act of 1934, and is incorporated herein by reference.

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 3, 2015	Independence Energy Corp.
	By:	/s/ Daniel J. Schreiber
	Name:	Daniel J. Schreiber
	Title:	Chairman of the Board and Director